EXHIBIT 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com
Phone:	704-731-1527

Email:	don.washington@enproindustries.com

EnPro Industries Reports First Quarter 2003 EPS of $0.30
As Sales and Margins Grow

•	Operating income improved by 33% compared to the first quarter of 2002 as sales improved by 10%

•	Segment operating margins improved to 11.9% from 10.4% in the first quarter of 2002 and 10.6% for the full year of 2002

•	Strong balance sheet will support increased capital spending in 2003

CHARLOTTE, N.C., April 24, 2003 — EnPro Industries, Inc. (NYSE: NPO) today reported net income of $6.1 million or $0.30 a share for the first quarter of 2003, compared to a net loss of $1.4 million in the first quarter of 2002, when the company’s results were consolidated into the results of Goodrich Corporation. Operating income in the first quarter improved by 33%, to $12.6 million from $9.5 million a year ago, while sales improved by 10%, to $184.0 million from $167.3 million. A stronger Euro contributed about half of the year-over-year increase in sales and a quarter of the increase in operating earnings.

“Although our industrial markets remain soft, we are pleased with the results of the first quarter and our progress in improving our operating performance,” said Ernie Schaub, President and Chief Executive Officer of EnPro. “The programs we implemented over the past 12 months have begun to bear fruit in the form of improved segment profit and profit margins in both of our business segments. At this point, we see no significant near-term change in current economic and market conditions. However, cost controls and productivity gains from the implementation of our Total Customer Value lean enterprise program, coupled with the introduction of new products and expanded sales efforts, should benefit our financial results throughout 2003.”

Net income in the first quarter of 2003 included a charge of $1.2 million relating to the decline in the fair value of call options on Goodrich Corporation common stock. The company owns the call options as protection against risks associated with the TIDES convertible preferred securities, which under certain circumstances are convertible into Goodrich common stock.

The net loss in the first quarter of 2002 included income from discontinued operations of $13.4 million, after tax, representing the results of aerospace operations transferred to Goodrich prior to the spin off of EnPro, and the cumulative effect of an accounting change for goodwill and other intangible assets, which resulted in a charge of $14.6 million, after tax.

To assist in understanding the effect of these items as well as other items on the performance of EnPro’s operations, the company has presented supplemental financial measures, which are explained in an attachment to this release entitled Non-GAAP Supplemental Financial Measures. The measures present results in a manner consistent with what management believes they would have been had EnPro been an independent company in the first quarter of 2002. The measures also exclude certain items that management believes do not reflect the performance of the company’s ongoing operations. These measures do not conform to generally accepted accounting principles (GAAP) and are referred to as “as adjusted.”

In the first quarter of 2003, as adjusted net income was $6.7 million or $0.33 a share compared to $3.2 million or $0.16 a share in the first quarter of 2002. The improvement was driven largely by higher segment profit, which increased 26% from a year ago. As a result, segment margins also improved to 11.9% from 10.4% a year ago. Lower asbestos-related expenses also contributed to the higher earnings. A full reconciliation of these non-GAAP results to our GAAP results can be found in the attachment.

Sealing Products

In the Sealing Products segment, segment profit improved by 28% over 2002’s first quarter as a result of increased volume, the company’s cost reduction initiatives and improved productivity. The higher segment profit came on a 7% increase in sales as revenues increased at all operations, with the exception of Plastomer Technologies, which continues to experience weak markets. Sales benefited from a stronger Euro relative to the U.S. dollar, modest improvements in some European markets and a significant improvement in Stemco’s heavy duty trucking markets.

Quarter Ended
($ Millions)	3/31/03	3/31/02

Segment Sales	$82.1	$76.9
Segment Profit	$10.8	$8.4
Segment Margin	13.2%	11.0%

Engineered Products

Segment profit in Engineered Products was 23% higher than the first quarter of 2002 as segment profit and segment margins were higher in most operations. Increased volume, cost controls and productivity improvements all contributed to the year-over-year increase. Segment sales increased at all operations, showing a 13% overall improvement from 2002. Glacier Garlock Bearings benefited from modest improvements in some European markets as well as favorable foreign exchange rates for the Euro. Sales also benefited from increased shipments of diesel engines at Fairbanks Morse Engine and higher activity at Haber-Sterling and France Compressor Products.

Quarter Ended
($ Millions)	3/31/03	3/31/02

Segment Sales	$102.3	$90.9
Segment Profit	$11.1	$9.0
Segment Margin	10.8%	9.8%

Cash Flows

Cash flows used in operating activities were $1.2 million in the first quarter of 2003, including a working capital increase of $11.5 million and cash outflows for asbestos-related claims settlements, net of insurance proceeds. Working capital typically increases in the first half of the year as activity increases.

The company’s cash balances declined by $4.8 million to $77.0 million at the end of March 2003, primarily because of cash used in operating activities, capital expenditures and a payment for a small acquisition. Although capital expenditures in the quarter were modest, the company continues to expect full year capital expenditures to exceed the $18.7 million spent in 2002.

Asbestos Review

During the first quarter, the company’s subsidiaries reported net cash outflows for asbestos payments and expenses, after insurance recoveries, of $12.7 million, or 15% below the first quarter of 2002, when they were $14.9 million. New settlement commitments in the quarter were $12.2 million, compared to $12.3 million a year ago. At the end of March, total unpaid settlement commitments had declined by more than $50 million from March 2002 and stood at a four-year low. This decline reflects the effect of the strategy to pay down existing commitments and to reduce new commitments to a level that will bring settlement payments in line with insurance recoveries over the next several years.

At the end of March 2003, approximately $879 million of insurance was available from solvent carriers for payments of asbestos claims. Approximately $167 million of the insurance is due for claims already paid and approximately $106 million is committed for settlements yet to be paid, claims in advanced stages of negotiation and associated expenses. Approximately $606 million remained available for future settlements.

Outlook

Though the company does not expect significant improvement in its markets for the remainder of 2003, it does expect to continue to benefit from improved performance by its operations. The second quarter may be affected by uncertainties created by the war in Iraq, which has resulted in softening of orders in some markets. However, the second quarter typically benefits from seasonal activity, which increases sales and earnings when compared to the first quarter. For the full year, the company continues to expect a modest increase in sales over 2002, as new products are introduced and sales efforts continue to expand. Higher volume and the benefits of the company’s Total Customer Value lean enterprise program should lead to improved operating margins and increased profitability for the year.

Conference Call Information

EnPro will hold a conference call today, April 24, at 10:00 a.m. Eastern Time to discuss this release. To participate in the call, dial (800) 946-0706 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 475018. The replay will be available on the company’s website and by telephone through May 2, 2003.

Cautions: Forward Looking Statements and Non-GAAP Financial Measures

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the financial viability of insurance carriers, the timing of payments of claims and related expenses, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

This press release presents non-GAAP as adjusted net income for the first quarter of each of 2003 and 2002. Non-GAAP as adjusted net income is not a financial measure under generally accepted accounting principles in the United States. We have included these non-GAAP financial measures because we believe they permit a meaningful comparison of our performance between the periods presented and because they are used by management in evaluating the company’s performance. Because non-GAAP as adjusted net income is not a GAAP financial measure, companies may present similarly titled items determined with differing adjustments. Accordingly, the non-GAAP as adjusted net income presented in this press release should not be used to evaluate our performance by comparison to any similarly titled measures presented by other companies. Included at the end of this press release is a table reconciling each of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation, including the accompanying explanation of estimates and assumptions used by management in making the adjustments.

EnPro Industries, Inc. (NYSE: NPO), with 2002 sales of $710 million and 4,500 employees, is a leader in sealing products, metal polymer bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit our website at www.enproindustries.com.

EnPro Industries, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters Ended March 31, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

Sales	$184.0	$167.3

Operating costs and expenses:
Cost of sales	127.3	116.8
Selling, general and administrative expenses	41.1	34.9
Asbestos-related expenses	2.9	5.2
Restructuring costs	0.1	0.9

Total operating costs and expenses	171.4	157.8

Operating income	12.6	9.5
Interest expense — net	(1.9)	(6.6)
Mark-to-market adjustment for call options	(1.2)	—

Income before income taxes and distributions on convertible preferred securities of trust	9.5	2.9
Income tax expense	(3.4)	(1.1)
Distributions on convertible preferred securities of trust	—	(2.0)

Income (loss) from continuing operations	6.1	(0.2)
Income from discontinued operations, net of taxes	—	13.4

Income before cumulative effect of a change in accounting principle	6.1	13.2
Cumulative effect of a change in accounting principle, net of taxes	—	(14.6)

Net income (loss)	$6.1	$(1.4)

Basic and diluted earnings per share	$0.30

Average common shares outstanding (millions)	20.2

EnPro Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Quarters Ended March 31, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

Cash provided by (used in) operating activities of continuing operations:
Income (loss) from continuing operations	$6.1	$(0.2)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Mark-to-market adjustment for call options	1.2	—
Payments for asbestos-related claims, net of insurance proceeds	(9.5)	(9.5)
Depreciation and amortization	7.8	7.6
Deferred income taxes	2.3	5.0
Net decrease (increase) in working capital	(11.5)	22.2
Net decrease (increase) in other non-current assets and liabilities	2.4	(0.3)

Net cash provided by (used in) operating activities of continuing operations	(1.2)	24.8

Cash provided by (used in) investing activities of continuing operations:
Purchases of property, plant and equipment	(2.0)	(4.2)
Proceeds from sale of property, plant and equipment	0.5	—
Purchase of call options	—	(14.9)
Receipt (payment) in connection with acquisitions	(2.1)	4.8

Net cash used in investing activities of continuing operations	(3.6)	(14.3)

Cash provided by (used in) financing activities of continuing operations:
Repayment of debt	(0.1)	(0.3)
Distributions on convertible preferred securities of trust	—	(2.0)
Net transfers (to) from Goodrich	(0.6)	31.6

Net cash provided by (used in) financing activities of continuing operations	(0.7)	29.3

Net cash used in discontinued operations	—	(35.7)

Effect of exchange rate changes on cash and cash equivalents	0.7	(0.2)

Net increase (decrease) in cash and cash equivalents	(4.8)	3.9
Cash and cash equivalents at beginning of period	81.8	25.9

Cash and cash equivalents at end of period	$77.0	$29.8

EnPro Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

As of March 31, 2003 and December 31, 2002
(Stated in Millions of Dollars)

	March 31,	December 31,
	2003	2002

Current assets
Cash and cash equivalents	$77.0	$81.8
Accounts and notes receivable	107.1	92.8
Asbestos insurance receivable	86.7	90.0
Inventories	60.0	61.9
Other current assets	19.2	22.4

Total current assets	350.0	348.9
Property, plant and equipment	132.2	136.0
Goodwill and other intangible assets	185.6	185.0
Asbestos insurance receivable	186.4	205.9
Other assets	71.9	79.5

Total assets	$926.1	$955.3

Current liabilities
Current maturities of long-term debt	$0.4	$0.4
Accounts payable	43.0	43.0
Asbestos liability	64.5	78.9
Other accrued expenses	60.2	71.9

Total current liabilities	168.1	194.2
Long-term debt	170.4	170.5
Deferred income taxes	24.5	20.4
Retained liabilities of previously owned businesses	41.3	41.3
Environmental liabilities	34.7	35.0
Asbestos liability	41.7	59.9
Other liabilities	50.1	46.5

Total liabilities	530.8	567.8

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	406.3	406.9
Accumulated deficit	(1.6)	(7.7)
Accumulated other comprehensive loss	(8.0)	(10.3)
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	395.3	387.5

Total liabilities and shareholders’ equity	$926.1	$955.3

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters Ended March 31, 2003 and 2002
(Stated in Millions of Dollars)

Sales	2003	2002

Sealing Products	$82.1	$76.9
Engineered Products	102.3	90.9

	184.4	167.8
Less intersegment sales	(0.4)	(0.5)

	$184.0	$167.3

Segment Profit	2003	2002

Sealing Products	$10.8	$8.4
Engineered Products	11.1	9.0

	$21.9	$17.4

Reconciliation of Segment Profit to Income (Loss) from Continuing Operations	2003	2002

Segment profit	$21.9	$17.4
Corporate expenses	(5.4)	(2.2)
Asbestos-related expenses	(2.9)	(5.2)
Interest expense — net	(1.9)	(6.6)
Mark-to-market adjustment for call options	(1.2)	—
Other expenses	(1.0)	(0.5)

Income before income taxes and distributions on convertible preferred securities of trust	9.5	2.9
Income tax expense	(3.4)	(1.1)
Distributions on convertible preferred securities of trust	—	(2.0)

Income (loss) from continuing operations	$6.1	$(0.2)

Segment ROS	2003	2002

Sealing Products	13.2%	11.0%
Engineered Products	10.8%	9.8%

	11.9%	10.4%

Note: During 2002, operating responsibility for a business within the Sealing Products segment was transferred to the Engineered Products segment. Historical segment information has been reclassified to conform with this internal organizational change.

Non-GAAP Supplemental Financial Measures
Reconciliation of GAAP Net Income (Loss) to Non-GAAP “As Adjusted” Net Income (Unaudited)

     To assist in understanding the performance of our operations, we present supplemental financial measures in a manner consistent with what we believe our results would have been had we been an independent public company, including the assets and liabilities we received from Goodrich, during the quarter ended March 31, 2002. The measures do not conform to U.S. generally accepted accounting principles, or GAAP. Earnings or losses as a result of these measures are referred to as “as adjusted.” While we believe that these measures are useful aids in understanding our results in the periods shown and we use these measures to evaluate our performance, they should be used only in conjunction with results presented in accordance with GAAP. A table reconciling the “as adjusted” results with the most comparable GAAP measurement follows.

     On May 31, 2002, Goodrich Corporation (“Goodrich”) completed the tax-free spin-off of its Engineered Industrial Products (“EIP”) business to its shareholders (the “Distribution”). Prior to the Distribution, Coltec Industries Inc (“Coltec”), which at that time was a Goodrich subsidiary, owned the EIP business and an aerospace business (“Coltec Aerospace”). During May 2002, Coltec transferred to Goodrich, by way of a dividend, all of the assets, liabilities and operations of Coltec Aerospace. Upon the Distribution, Coltec became a wholly owned subsidiary of EnPro. The financial results prior to the Distribution include the results of Coltec’s aerospace business and certain other assets and liabilities (and the associated income and expenses) that were retained by Goodrich and not distributed as part of the Distribution.

     In addition, while a part of Goodrich, Coltec was allocated a portion of certain headquarters expenses. These expenses were not representative of the level that would have been incurred had Coltec operated as an independent public company during that period.

     During the quarter ended March 31, 2003, the Company recorded a $1.2 million decline in the fair value of call options on Goodrich common stock. In March 2002, the Company purchased these call options to provide protection against the risk that the cash required to finance conversion of its convertible preferred securities (“TIDES”) into Goodrich common stock would exceed the liquidation value of the TIDES. The call options are a derivative instrument and are carried at fair value on the Company’s balance sheet. Changes in fair value are reflected in income, but do not impact cash flows.

     With respect to the amounts described above, we believe that:

1.	the magnitude of the items is such that it is important for readers of our Condensed Consolidated Financial Statements (Unaudited) to be aware of these items and the effect that they had on net income (loss) during the periods presented; and,

2.	with respect to the mark-to-market adjustment on our call options on Goodrich common stock, the expense we recognized does not involve an additional cash outlay and is driven by changes in the Goodrich stock price that have no bearing on our operating activities.

     Based on the factors cited above, we believe that it is helpful in understanding the ongoing operating results to provide non-GAAP supplemental financial measures showing the GAAP results adjusted to eliminate the impact of income and expenses associated with assets and liabilities retained by Goodrich that will have no bearing on our ongoing results in the future. In addition, we believe it is helpful to adjust the non-GAAP supplemental financial measures to approximate what they would have been had we operated as an independent public company during the quarter ended March 31, 2002, and if we exclude from the GAAP results those items that are not representative of our ongoing operational activities.

EnPro Industries, Inc.
Non-GAAP Supplemental Financial Measures — As Adjusted

For the Quarters Ended March 31, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

GAAP net income (loss)	$6.1	$(1.4)
Eliminate items included in GAAP results (net of tax):
Mark-to-market adjustment for call options (1)	0.8	—
Income tax expense (2)	(0.2)	—
Results of discontinued operations	—	(13.4)
Cumulative effect of a change in accounting principle	—	14.6
Interest expense on debt retained by Goodrich	—	4.7
Add items not included in GAAP results (net of tax):
Corporate administrative costs (3)	—	(1.3)

Non-GAAP “as adjusted” net income	$6.7	$3.2

EPS — GAAP (4)	$0.30	N/A

EPS — non-GAAP “as adjusted” (4)	$0.33	$0.16

(1)	Represents the net of tax charge for the $1.2 million mark-to-market adjustment for the call options on Goodrich common stock.

(2)	Represents a reduction in the annual effective tax rate for a tax refund from prior years related to a previously owned business, which was received in the first quarter of 2003 and will benefit only 2003.

(3)	Represents management’s estimate of the additional costs that would have been incurred had we operated as an independent public company prior to the Distribution.

(4)	2003 EPS is based on average shares outstanding of 20.2 million. There are no differences between basic and diluted EPS. For 2002, the EPS — non-GAAP “as adjusted” also assumes the 20.2 million shares were outstanding. The EPS — GAAP for 2002 is not applicable because per share amounts do not apply to periods prior to the spin-off.